EXHIBIT 99.1

FOR IMMEDIATE RELEASE March 6, 2006	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154
INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA VICE PRESIDENT- INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MEDIA CONTACT: THOMAS S. PRICE, JR. SENIOR VICE PRESIDENT - CORPORATE DEVELOPMENT (405) 879-9257

CHESAPEAKE ENERGY CORPORATION DECLARES QUARTERLY

COMMON AND PREFERRED STOCK DIVIDENDS

OKLAHOMA CITY, OKLAHOMA, MARCH 6, 2006 - Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.05 per share quarterly dividend that will be paid on April 17, 2006 to common shareholders of record on April 3, 2006. Chesapeake has approximately 379 million common shares outstanding. In addition, Chesapeake’s Board has declared dividends on its outstanding convertible preferred stock issues, as stated below:

Chesapeake Energy Corporation

Preferred Stock Dividend Declaration

	Cumulative Convertible Preferred Stock
	5% (2003)	4.125%	5% (2005)	4.50%	5% (2005B)
Date of Issue	May 18, 2003	Mar. 30, 2004	April 19, 2005	Sept. 14, 2005	Nov. 8, 2005
Registered CUSIP	165167800	165167875	165167859	165167842	165167826
144A CUSIP	N/A	165167883	165167867	N/A	165167834
Par Value per Share	$0.01	$0.01	$0.01	$0.01	$0.01
Shares Outstanding	842,673	86,310	4,600,000	3,450,000	5,750,000
Liquidation Preference per Share	$100	$1,000	$100	$100	$100
Record Date	May 1, 2006	June 1, 2006	April 3, 2006	June 1, 2006	May 1, 2006
Payment Date	May 15, 2006	June 15, 2006	April 17, 2006	June 15, 2006	May 15, 2006
Amount per Share	$1.25	$10.3125	$1.25	$1.125	$1.25

Chesapeake Energy Corporation is the second largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.